STATEMENT OF CLARIFICATION AND INTENT


         WHEREAS Philip R. McLoughlin (the "Executive") and The Phoenix Companies, Inc. or one of its subsidiaries have entered into the Change of Control Agreement dated February 1, 2001 (the "Agreement"), the Employment Letter of Agreement dated February 1, 2001 (the "Contract"), and the Supplemental Retirement Plan dated January 8, 2002 (the "Plan"); and

         WHEREAS the Company and the Executive wish to clarify and agree on the interpretation and the integration of the Agreement, the Contract and the Plan;

         NOW THEREFORE, the Company and Executive agree that for all purposes, including but not limited to the computation of benefits or amounts due the Executive under the Agreement, the Contract, and the Plan:

         1. The last sentence of the second paragraph of the Contract which reads

          "Further, the calculation of benefits under Section 4(a)(i)(B) of the Agreement is hereby amended to include an amount equal to the highest of the last three (3) award payments under the Company's Long Term Incentive Plan (or any successor plan), or similar long term incentive plan applicable to the executive."

shall be interpreted to apply only in the case of a termination following an actual Change of Control as defined in the Agreement;

         2. Section 2.1 of Article II of the Plan which provides for the vesting of benefits under the Plan shall not be interpreted to permit the Executive to claim or receive benefits under the Plan if the Executive is also claiming and receiving benefits under the Contract or the Agreement. Therefore, Article II
Section 2.1 of the Plan shall interpreted as providing that the Executives Supplemental Benefits (as defined in the Plan) will vest only to the extent that the Executive is not claiming benefits under the Contract or the Agreement;

         3. As a result of the application of paragraphs one (1) and two (2) above, the amount that Executive is entitled to receive under the Employment Letter of Agreement is as set forth in the attached Schedule.

         4. The Company may require that Executive sign a general release in order for Executive to receive benefits and payments under the Agreement, the Contract and/or the Plan; and

         5. Any provision in the Agreement, the Contract, or the Plan which is inconsistent with the interpretations stated in paragraph one (1), two (2) three
(3) or four (4) of this Statement
of Clarification and Intent shall be given no effect or ignored in interpreting or computing benefits or amounts payable to the Executive under the Agreement, the Contract, or the Plan.


THE PHOENIX COMPANIES, INC.              THE EXECUTIVE
(ON BEHALF OF ITSELF AND ANY
APPLICABLE SUBSIDIARY)


By:  /s/ Tracy L. Rich                   By: /s/ Philip McLoughlin
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             (Signature)                               (Signature)

Name:        Tracy L. Rich               Name:       Philip R. McLoughlin
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       Executive Vice President and                      Chairman and
Title:        General Counsel            Title:     Chief Executive Officer
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Date:      September 4, 2002             Date:      September 4, 2002
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